CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER 2015 RESULTS
Company Reaffirms 2015 EPS Guidance

BLOOMFIELD HILLS, Michigan, April 28, 2015 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2015. The Company reported first quarter net sales from continuing operations of $366.5 million, an increase of 0.3% compared to first quarter 2014. The Company reported first quarter 2015 income from continuing operations attributable to TriMas Corporation of $14.0 million, or $0.31 per diluted share, as compared to income of $18.4 million, or $0.41 per diluted share, during the first quarter of 2014. Excluding Special Items(1), first quarter 2015 diluted earnings per share from continuing operations would have been $0.41, as compared to $0.42 in first quarter 2014.

TriMas Highlights

•	Achieved progress on the reorganization and integration initiatives in Packaging and Aerospace, the Company's highest margin businesses, to drive future growth and margin opportunities.

•	Attained revenue and margin expansion in the Norris Cylinder business, within Engineered Components, through leverage of growth initiatives and operational efficiencies of past acquisitions.

•
Continued a comprehensive margin improvement plan in Energy focused on enhancing the efficiency of the global manufacturing and operating model, including relocation of a portion of production from the Houston facility to a new facility in Mexico, further branch consolidation, vertical integration to lower costs, Lean initiatives and an emphasis on increasing the sales of higher margin, specialty products.

•
Progressed on separating into two public companies via a planned tax-free spin-off of Cequent businesses; filed S-1 Registration Statement of Horizon Global Corporation on March 31, 2015; targeted completion during mid-2015.

•	Announced an Investor and Analyst Day featuring both TriMas and Horizon Global scheduled on May 21, 2015 in New York City.

"TriMas delivered performance as planned in the first quarter of 2015, despite a backdrop of macroeconomic challenges, including volatile oil-related markets and currency headwinds,” said David Wathen, TriMas President and Chief Executive Officer. “We reported net sales of $366 million and EPS of $0.41(1), which is consistent with the expectations inherent in our full year EPS guidance range. In a challenging environment, we remain focused on mitigating these headwinds and addressing what we can control, including our ongoing initiatives to drive margin improvement across our businesses by optimizing our manufacturing footprint, exiting lower margin products and geographies, and achieving synergies from previous acquisitions. To that end, we made good progress during the first quarter on a number of fronts."

Wathen commented, "In our Packaging business, we continued our reorganization with an emphasis on strengthening our market-oriented focus, which is already resulting in new opportunities. Our Aerospace business is beginning to realize synergies from the Allfast acquisition, and we are encouraged by the feedback from our customers. We have also strengthened our Aerospace leadership team with the appointment of two key functional leaders, and see opportunities for continued growth and margin improvement. The performance of our Energy business is stable, despite the broader market challenges, as we drive margin enhancement through ongoing rationalization of our global operating footprint, vertical integration and shift of production to lower-cost markets. We also continue to address the slow-down in our Arrow Engine business as a result of continued low oil prices through significant cost reductions, by aligning the cost structure with current demand levels. Finally, we continue to pass key milestones with regard to the planned spin-

off of the Cequent businesses, including the filing of the S-1 document in March 2015, and we believe we remain on-track for targeted completion in mid-2015."

Regarding 2015 outlook, Wathen concluded, "While we are experiencing and expect continued top-line pressure due to the current macroeconomic environment, we believe our margin improvement actions will help mitigate the impact of our lower forecasted revenues and improve our overall business performance in the back half of 2015. We have created a solid foundation for the future as we focus on our strategic priorities of generating more profitable growth, enhancing profit margins, optimizing capital and resource allocation, and striving to be a great place for our employees to work - all of which contribute to long-term shareholder value."

First Quarter Financial Results - From Continuing Operations

•
TriMas reported first quarter net sales of $366.5 million, a slight increase as compared to $365.4 million in first quarter 2014. During first quarter, net sales increased due to the result of recent acquisitions. This increase was significantly offset by a decrease in sales resulting from the impact of lower oil and commodity prices, port delays and macroeconomic uncertainty. The sales increases were also partially offset by approximately $7.7 million of unfavorable currency exchange, primarily in Cequent APEA, Packaging and Energy.

•
The Company reported operating profit of $27.5 million in first quarter 2015, a decrease of 14.8% as compared to first quarter 2014. Excluding Special Items(1) related to severance, business restructuring and Cequent separation costs, first quarter 2015 operating profit would have been $34.1 million, an increase of 2.5%, as compared to $33.3 million during first quarter 2014. First quarter 2015 operating profit margin percentage approximated 9.3%, excluding Special Items(1), an increase of approximately 20 basis points as compared to first quarter 2014, and 100 basis points as compared to fourth quarter 2014.

•
First quarter 2015 income from continuing operations attributable to TriMas Corporation was $14.0 million, or $0.31 per diluted share, compared to $0.41 per diluted share in first quarter 2014. Excluding Special Items(1), first quarter 2015 income from continuing operations attributable to TriMas Corporation would have been $18.5 million, or $0.41 per diluted share, as compared to $0.42 in first quarter 2014. The Company has launched numerous initiatives to drive margin improvement across the businesses, including optimizing its manufacturing footprint, exiting lower margin products and geographies, driving Lean and continuous improvement programs, and achieving synergies from previous acquisitions.

•
The Company reported a use of Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of Cequent separation costs, less Capital Expenditures) of $30.6 million for first quarter 2015, compared to a use of $33.7 million in first quarter 2014. The Company expects to generate between $60 million and $70 million in Free Cash Flow for 2015.

Financial Position
TriMas reported total indebtedness of $671.5 million as of March 31, 2015, as compared to $639.3 million as of December 31, 2014, and $398.2 million as of March 31, 2014. The increase from year end 2014 was primarily as a result of the seasonality related to higher working capital levels in the Cequent businesses. In October 2014, the Company amended its Credit Agreement and borrowed $275 million on an incremental Term Loan A facility and used cash and additional borrowings on its revolving credit facility to fund the approximate $360 million purchase price of Allfast. TriMas ended first quarter 2015 with $164.8 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging
Net sales for the first quarter decreased 3.0% as compared to the year ago period, primarily as a result of the negative impact of port delays on the West Coast of the United States, the launch of several new products in the first quarter of 2014 that did not recur in the first quarter of 2015 and the impact of unfavorable currency exchange, partially offset by specialty systems product sales resulting from the acquisition of Lion Holdings in the third quarter of 2014. Operating profit decreased and the related margin percentage remained relatively flat primarily due to lower sales levels and higher selling, general and administrative costs, which were partially offset by a more favorable product sales mix, lower material costs and continued productivity and automation initiatives. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

Energy
First quarter net sales decreased 3.1% as compared to the year ago period, as reduced demand levels from upstream customers due to lower oil prices, lower sales in China and Brazil due to recent restructuring activities in those regions and the impact of unfavorable currency exchange, more than offset increased sales from other international branches due to continued geographic market expansion and new products. Although a sequential increase as compared to fourth quarter 2014, first quarter operating profit and the related margin percentage decreased as compared to the prior year period as a result of a lower sales levels and higher material sourcing costs, including the negative impact of the recent port delays. The Company has launched several initiatives to improve its profitability and continues to restructure its Brazilian business to better reflect the current market demand. In January 2015, the Company also announced the move of a portion of the gasket and fastener operations from its Houston facility to a new facility in Mexico in order to improve the global operating model and enhance the cost structure of the longer lead-time products. This transition is expected to be completed over the next 12 to 18 months. The Company also has additional projects underway to improve its operational footprint and increase the sales of its higher margin, specialty products.
Aerospace
Net sales for the first quarter increased 68.2% compared to the year ago period, primarily due to the results of Allfast, which was acquired in October 2014. First quarter operating profit and the related margin percentage increased due to higher sales levels related to Allfast, partially offset by the sale of higher cost inventory in the legacy aerospace business and costs related to Allfast including purchase accounting adjustments. With recent additions to the management team of this business, the Company is focused on improving manufacturing efficiencies and throughput, leveraging the recent acquisitions, and developing and qualifying additional highly-engineered products for aerospace applications.
Engineered Components
First quarter net sales decreased 12.9% as compared to the year ago period, primarily due to lower sales of slow speed and compressor engines as a result of reduced levels of oil and gas drilling and well completions in the U.S. and Canada in response to low oil prices, partially offset by increased sales in the industrial cylinder business. First quarter operating profit and the related margin percentage decreased compared to the prior year period, primarily due to the reduced sales levels, lower fixed cost absorption and a less favorable product sales mix in the engine business which was partially offset by increased sales, productivity initiatives and additional operating leverage in the industrial cylinder business. The Company is responding to the dramatic drop in oil prices and the impact on the Arrow Engine business, and continuing to drive new product sales and expand its international sales efforts.
Cequent APEA
Net sales for the first quarter decreased 9.2% as compared to the year ago period, primarily due to the unfavorable impact of currency exchange. First quarter operating profit and the related margin percentage increased primarily due to productivity and cost reduction initiatives and lower selling, general and administrative expenses, which more than offset the unfavorable impact of currency exchange. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.
Cequent Americas
Net sales for the first quarter decreased 2.3% as compared to the year ago period, primarily due to lower sales in the industrial and retail channels. First quarter operating profit and the related margin percentage decreased due to lower sales, sales of higher cost inventory and higher selling, general and administrative expenses related to sales promotion and e-Commerce initiatives, partially offset by production efficiencies generated in the new facility in Mexico. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.
2015 Outlook
The Company updated its 2015 outlook previously provided on February 25, 2015. Due to increased headwinds related to continued low oil prices and the stronger U.S. dollar, as well as lower than expected macroeconomic growth, the Company is estimating that 2015 sales will increase 1% to 3% on a year-over-year basis, a reduction from the 3% to 5% previously provided. The Company reaffirmed its full-year 2015 diluted earnings per share outlook to be between $2.10 and $2.20 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2015 Free Cash Flow, defined as Cash Flow from Operating Activities, excluding the cash impact of Cequent separation costs, less Capital Expenditures, to be between $60 million and $70 million.

The above guidance is reflective of a full year of TriMas Corporation as it operates today; if and when the proposed spin transaction of Cequent is completed, management will update guidance accordingly.

Conference Call Information
TriMas Corporation will host its first quarter 2015 earnings conference call today, Tuesday, April 28, 2015, at 10 a.m. ET. The call-in number is (888) 539-3696. Participants should request to be connected to the TriMas Corporation first quarter 2015 earnings conference call (Conference ID #9996221). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #9996221) beginning April 28, 2015 at 3 p.m. ET through May 5, 2015 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the Company’s plans for successfully executing the Cequent spin-off within the expected time frame or at all, the taxable nature of the spin-off, future prospects of the companies as independent companies, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 different facilities in 19 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2015	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$23,730	$24,420
Receivables, net	220,380	196,320
Inventories	301,440	294,630
Deferred income taxes	28,720	28,870
Prepaid expenses and other current assets	17,630	14,380
Total current assets	591,900	558,620
Property and equipment, net	228,170	232,650
Goodwill	461,700	466,660
Other intangibles, net	354,840	363,930
Other assets	37,130	39,890
Total assets	$1,673,740	$1,661,750
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$23,590	$23,860
Accounts payable	174,710	185,010
Accrued liabilities	90,730	101,050
Total current liabilities	289,030	309,920
Long-term debt	647,910	615,470
Deferred income taxes	54,250	55,290
Other long-term liabilities	84,030	90,440
Total liabilities	1,075,220	1,071,120
Total shareholders' equity	598,520	590,630
Total liabilities and shareholders' equity	$1,673,740	$1,661,750

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2015	2014
Net sales	$366,490	$365,390
Cost of sales	(268,270)	(269,450)
Gross profit	98,220	95,940
Selling, general and administrative expenses	(70,720)	(63,670)
Operating profit	27,500	32,270
Other expense, net:
Interest expense	(4,670)	(3,470)
Other expense, net	(2,570)	(950)
Other expense, net	(7,240)	(4,420)
Income from continuing operations before income tax expense	20,260	27,850
Income tax expense	(6,280)	(8,620)
Income from continuing operations	13,980	19,230
Income from discontinued operations, net of income tax expense	—	150
Net income	13,980	19,380
Less: Net income attributable to noncontrolling interests	—	810
Net income attributable to TriMas Corporation	$13,980	$18,570
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.31	$0.41
Discontinued operations	—	—
Net income per share	$0.31	$0.41
Weighted average common shares—basic	44,997,961	44,768,594
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.31	$0.41
Discontinued operations	—	—
Net income per share	$0.31	$0.41
Weighted average common shares—diluted	45,400,843	45,186,114

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net income	$13,980	$19,380
Adjustments to reconcile net income to net cash used for operating activities:
Loss on dispositions of property and equipment	50	70
Depreciation	7,620	8,030
Amortization of intangible assets	7,220	5,480
Amortization of debt issue costs	510	480
Deferred income taxes	(490)	(2,820)
Non-cash compensation expense	2,520	2,280
Excess tax benefits from stock based compensation	(200)	(760)
Increase in receivables	(29,080)	(44,960)
(Increase) decrease in inventories	(10,210)	1,800
(Increase) decrease in prepaid expenses and other assets	(3,480)	100
Decrease in accounts payable and accrued liabilities	(9,560)	(13,910)
Other, net	(2,150)	160
Net cash used for operating activities	(23,270)	(24,670)
Cash Flows from Investing Activities:
Capital expenditures	(8,010)	(9,030)
Net proceeds from disposition of property and equipment	640	240
Net cash used for investing activities	(7,370)	(8,790)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	29,930	46,750
Repayments of borrowings on term loan facilities	(35,760)	(46,340)
Proceeds from borrowings on revolving credit and accounts receivable facilities	289,440	331,120
Repayments of borrowings on revolving credit and accounts receivable facilities	(246,020)	(239,900)
Payments for deferred purchase price	(5,710)	—
Distributions to noncontrolling interests	—	(580)
Payment for noncontrolling interests	—	(51,000)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,560)	(2,670)
Proceeds from exercise of stock options	430	140
Excess tax benefits from stock based compensation	200	760
Net cash provided by financing activities	29,950	38,280
Cash and Cash Equivalents:
Increase (decrease) for the period	(690)	4,820
At beginning of period	24,420	27,000
At end of period	$23,730	$31,820
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,710	$3,010
Cash paid for taxes	$8,340	$2,660

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2015	2014
Packaging
Net sales	$78,960	$81,430
Operating profit	$17,510	$18,360
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$150	$—
Excluding Special Items, operating profit would have been	$17,660	$18,360

Energy
Net sales	$51,160	$52,780
Operating profit	$340	$2,600
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,430	$—
Excluding Special Items, operating profit would have been	$1,770	$2,600

Aerospace
Net sales	$45,740	$27,190
Operating profit	$8,080	$4,860
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$790	$—
Excluding Special Items, operating profit would have been	$8,870	$4,860

Engineered Components
Net sales	$48,270	$55,430
Operating profit	$5,970	$7,880
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$80	$—
Excluding Special Items, operating profit would have been	$6,050	$7,880

Cequent APEA
Net sales	$35,820	$39,470
Operating profit	$2,250	$2,500
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$310	$—
Excluding Special Items, operating profit would have been	$2,560	$2,500

Cequent Americas
Net sales	$106,540	$109,090
Operating profit	$5,910	$5,710
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$220	$980
Excluding Special Items, operating profit would have been	$6,130	$6,690

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2015	2014
Corporate Expenses and Cequent Separation Costs
Operating loss	$(12,560)	$(9,640)
Special Items to consider in evaluating operating loss:
Cequent separation costs	$3,600	$—
Excluding Special Items, operating loss would have been	$(8,960)	$(9,640)

Total Company
Net sales	$366,490	$365,390
Operating profit	$27,500	$32,270
Total Special Items to consider in evaluating operating profit:	$6,580	$980
Excluding Special Items, operating profit would have been	$34,080	$33,250

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2015	2014
Income from continuing operations, as reported	$13,980	$19,230
Less: Net income attributable to noncontrolling interests	—	810
Income from continuing operations attributable to TriMas Corporation	13,980	18,420
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	2,290	670
Cequent separation costs	2,270	—
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$18,540	$19,090

	Three months ended March 31,
	2015	2014
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.31	$0.41
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.05	0.01
Cequent separation costs	0.05	—
Excluding Special Items, EPS from continuing operations would have been	$0.41	$0.42
Weighted-average shares outstanding for the three months ended March 31, 2015 and 2014	45,400,843	45,186,114

	Three months ended March 31,
	2015	2014
Cash Flows from Operating Activities	$(23,270)	$(24,670)
Less: Cash impact of Cequent separation costs	(640)	—
Cash Flows from Operating Activities excluding Cequent separation costs	(22,630)	(24,670)
Less: Capital expenditures	(8,010)	(9,030)
Free Cash Flow	$(30,640)	$(33,700)